Exhibit 10.2

OLD SECOND BANCORP, INC.

2008 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph Section 1(b)), by and between the Participant and Old Second Bancorp, Inc., a Delaware corporation;

WITNESSETH THAT:

WHEREAS, the Company maintains the Old Second Bancorp, Inc. 2008 Equity Incentive Plan (the “Plan”) , which is incorporated into and forms a part of this Award Agreement, and the Participant has been selected by the Committee administering the Plan to receive a Restricted Stock Unit Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

Section 1.                                         Terms of Award.  The following terms used in this Award Agreement shall have the meanings set forth in Section 1:

(a)                                  The “Participant” is                                     .

(b)                                 The “Grant Date” is                                     .

(c)                                  The number of “Restricted Stock Units” is                         .  Restricted Stock Units are subject to the terms and conditions of this Award Agreement and the Plan.

Except where the context clearly implies to the contrary, any capitalized term in this Award Agreement shall have the meaning ascribed to that term under the Plan.

Section 2.                                         Award.  The Participant is hereby granted the number of Restricted Stock Units set forth in Section 1(c).  Each Restricted Stock Unit (“RSU”) represents the right to receive one share of Stock in the future as set forth in Section 1. This Award is in all respects limited and conditioned as provided herein.  The RSUs will be credited to the Participant in an unfunded bookkeeping account established for the participant by the Company.

Section 3.                                         Restricted Period.  This Award Agreement evidences the Company’s grant to the Participant as of the Grant Date, on the terms and conditions described in this Award Agreement and in the Plan, a number of RSUs, each of which represents the right of the Participant to receive a share of Stock free of restrictions once the Restricted Period ends.

(a)                                  Subject to the limitations of this Award Agreement, the “Restricted Period” for each installment of such RSUs (“Installment”) shall begin on the Grant Date and end as described in the following schedule (but only if the Participant has not had a Termination of Service before the end of the Restricted Period:

INSTALLMENT	RESTRICTED PERIOD WILL END ON:
[100]% of RSUs	[3rd] anniversary of Grant Date

(b)                                 Notwithstanding the foregoing provisions of this Section 3, the Restricted Period for the RSUs shall cease immediately, and the RSUs shall become immediately and fully vested, upon: (i) the date of a Termination of Service prior to the date the RSUs would otherwise become vested, if the Termination of Service occurs by reason of the Participant’s death or Retirement; (ii) the date the Participant is determined to be Disabled; or (iii) the date of a Change in Control.

(c)                                  Notwithstanding the foregoing provisions of this Section 3, if the Participant has attained age 62 at the time of his or her Termination of Service (other than for Retirement), but has not yet attained age 65, the Participant’s RSUs shall vest pro rata on a per diem basis by dividing the number of days employed following the Grant Date by 1095.

(d)                                 In the event the Participant’s Termination of Service, other than as provided in subsection (b) or (c) above, occurs prior to the expiration of one or more Restricted Periods, the Participant shall forfeit all rights, title and interest in and to any Installment(s) of RSUs still subject to a Restricted Period as of the Participant’s Termination of Service date.

Section 4.                                          Settlement of Units.  Delivery of Stock or other amounts under this Award Agreement and the Plan shall be subject to the following:

(a)                                  Delivery of Stock.  Within sixty (60) days following the end of a Restricted Period or upon immediate vesting as described in Section 3, the Company shall deliver to the Participant one share of the Company’s Stock free and clear of any restrictions in settlement of each of the unrestricted units.

(b)                                 Compliance with Applicable Laws.  Notwithstanding any other provision of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Stock or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(c)                                  Certificates.  To the extent that this Award Agreement and the Plan provide for the issuance of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

Section 5.                                          Definitions.  For purposes of this Award Agreement, words and phrases shall be defined as follows:

(a)                                  “Cause” means in the case of a Participant with a then-current written Compensation and Benefit Assurance Agreement (“Change in Control Agreement”), the definition of Cause set forth in the Change in Control Agreement.  For all other Participants, Cause means the (i) willful misconduct on the part of a Participant that is materially detrimental to the Company; or (ii) the conviction of a Participant for the commission of a felony or crime involving turpitude.  “Cause” under either (i) or (ii) shall be determined in good faith by the Company.

(b)                                 “Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

(c)                                  “Retirement” means Termination of Service, other than for Cause, after either: (a) attainment of age sixty-five (65); or (b) attainment of age fifty-five (55) and completion of ten (10) years of service with the Company or a Subsidiary, as determined in the sole discretion of the Committee.

Section 6.                                          Administration, Rules.

(a)                                  Withholding.  All deliveries of shares of Stock pursuant to this Award Agreement shall be subject to withholding of all applicable taxes.  The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any certificate or certificates for Stock (or cash or other property) under the Award Agreement.  At the election of the Participant, subject to the rules and limitations as may be established by the Company, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which Participant is otherwise entitled.

(b)                                 Non-Transferability of RSUs and Stock.  During the Restricted Period, the Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of any RSUs awarded pursuant to this Award Agreement.

(c)                                  Dividends.  The Participant shall be entitled to receive a cash payment equal in value to any cash dividends and property distributions paid with respect to the RSUs (other than dividends or distributions of securities of the Company which may be issued with respect to its shares by virtue of any stock split, combination, stock dividend or recapitalization — to the extent covered in Section 3.3 of the Plan) that become payable during the Restricted Period (“Dividend Equivalents”); provided, however, that no

Dividend Equivalents shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring prior to the Grant Date, or with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited the RSUs.

(d)                                 Voting Rights.  The Participant shall not be a shareholder of record with respect to the RSUs during the Restricted Period and shall have no voting rights with respect to the RSUs during the Restricted Period.

(e)                                  Heirs and Successors.  This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed, respectively, at the time of the Participant’s death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of, this Award Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require.  The designation of beneficiary form may be amended or revoked from time to time by the Participant.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant and shall be payable to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of Designated Beneficiary’s rights under this Award Agreement, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

(f)                                    Administration.  The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by it with respect to this Award Agreement or the Plan are final and binding on all persons.

(g)                                 Plan Governs.  Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award Agreement are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  Notwithstanding anything in this Award Agreement to the contrary, in the event of any discrepancies between the corporate records and this Award Agreement, the corporate records shall control.

(h)                                 Interpretation.  The Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Company from time to time.  Any interpretation of the Award Agreement by the Company and any decision made by it with respect to the Award Agreement are final and binding on all persons.  Notwithstanding anything in the Award Agreement to the contrary, in the event of any discrepancies between the corporate records and the Award Agreement, the corporate records shall control.

(i)                                     Not an Employment Contract.  The Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

(j)                                     Amendment.  This Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

(k)                                  Governing Law.  This Award Agreement, the Plan and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law.

(l)                                     Validity.  If any provision of the Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Award Agreement shall be construed and enforced as if such illegal or invalid provision has never been included herein.

(m)                               Section 409A.  It is the intention of the Company that this Agreement and each RSU granted hereunder shall comply with the requirements Code Section 409A or be exempt from Code Section 409A and, with respect to amounts that are subject to Code Section 409A, shall in all respects be administered in accordance with Code Section 409A, and this Agreement, the Plan (insofar as it is incorporated by reference into this Agreement) and the terms and conditions of all Restricted Stock Units shall be interpreted accordingly.  Notwithstanding anything in this Agreement to the contrary, and only to the extent required by Code Section 409A, any amount payable to the Participant hereunder on account of his “separation from service” that constitutes deferred compensation shall be delayed and paid to the Participant on the first business day after the date that is six months following the Participant’s “separation from service.”

(n)                                 Section 409A Amendment.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A.  Any such amendment shall maintain, to the extent practicable, the original intent of the applicable provision.  Participant’s acceptance of this Award Agreement constitutes acknowledgement and consent to such rights of the Company.

(Signature page to follow)

IN WITNESS WHEREOF, the Participant and the Company have executed this Award Agreement, all as of the Grant Date.

PARTICIPANT

OLD SECOND BANCORP, INC.

By:

Its: